UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2025
Riley Exploration Permian, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15555	87-0267438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
29 E. Reno Avenue, Suite 500
Oklahoma City, Oklahoma 73104
Address of Principal Executive Offices, Including Zip Code)
405-415-8699
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPX	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement
On May 3, 2025, Riley Exploration - Permian, LLC. (“REP LLC”), a wholly-owned subsidiary of Riley Exploration Permian, Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with Silverback Legacy, LLC and Silverback Blocker, LLC, to acquire 100% of the ownership interests of Silverback Exploration II, LLC and its subsidiaries (“Company Group”), which own oil and natural gas assets located primarily in the Yeso trend of the Permian Basin in Eddy County, New Mexico (the “Silverback Acquisition”), for an aggregate purchase price of approximately $142 million, subject to customary purchase price adjustments, plus quarterly earnout payments of up to $1,875,000 per fiscal quarter during calendar years 2026 and 2027 if the NYMEX WTI quarterly average exceeds certain stated amounts set forth in the Purchase Agreement ranging from $70 to $75 per barrel or higher. Upon execution of the Purchase Agreement, the Company agreed to deposit $14.2 million in cash into a third party escrow account, which will be credited against the purchase price upon closing of the Silverback Acquisition. The Silverback Acquisition is expected to close early in the third quarter of 2025 with an effective date of January 1, 2025.
The Purchase Agreement contains customary representations, warranties, covenants and indemnities by each of the applicable parties to the Purchase Agreement. The closing of the Silverback Acquisition is subject to the satisfaction or waiver of certain customary mutual closing conditions including; (i) the accuracy of the counterparty’s representations and warranties in the Purchase Agreement including representations and warranties made by the Company Group, (ii) the counterparty’s and Company Group’s performance or compliance in all material respects with the covenants contained in the Purchase Agreement, (iii) the absence of material legal matters prohibiting the Silverback Acquisition; (iv) the absence of certain material purchase price adjustments described above, and (v) the counterparty being ready to deliver the closing deliverables. There can be no assurance that the conditions to closing the Silverback Acquisition will be satisfied.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.
On May 7, 2025, Company announced its financial condition and results of operations for the three months ended March 31, 2025. In connection with this announcement, the Company issued an earnings press release (the “Earnings Release”). A copy of this document is furnished as Exhibit 99.1 to this Form 8-K and is available on the Company’s website at www.rileypermian.com.

In accordance with General Instructions B.2. of Form 8-K, the information described in this Item 2.02, including the matters discussed on the Company’s earnings conference call, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure.
On May 7, 2025, the Company announced the execution of the Purchase Agreement in its Earnings Release. A copy of this document is furnished as Exhibit 99.1 hereto.

In accordance with General Instructions B.2. of Form 8-K, the information described in this Item 7.01, including the Earnings Release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

2.1	Securities Purchase Agreement dated May 3, 2025, by and between Silverback Legacy, LLC and Silverback Blocker, LLC, as Seller, and Riley Exploration - Permian, LLC, as Purchaser.
99.1	Press Release dated May 7, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RILEY EXPLORATION PERMIAN, INC.

Date:	May 7, 2025	By:	/s/ Philip Riley
Philip Riley
Chief Financial Officer and Executive Vice President of Strategy